MVB Financial Corp.

Computershare

Computershare Trust Company, N.A.
250 Royall Street
Canton Massachusetts 02021
Information Agent: Georgeson LLC
Telephone: 866-821-0284

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MVB FINANCIAL CORP. NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE

THIS RIGHTS OFFERING EXPIRES AT 5:00 P.M., EASTERN TIME, ON MARCH 31, 2017, UNLESS THE EXERCISE PERIOD IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

MVB Financial Corp. has distributed to each holder of its common stock owned as of record (each an "Eligible Holder") on March 10, 2017 (the "Record Date"), at no charge, one non-transferable right, for each share of common stock held as of the Record Date, to purchase 0.04349 of a share of common stock of MVB Financial Corp. at $11.50 per share (the "Subscription Rights"). Each Subscription Right entitles an Eligible Holder who fully exercises its basic subscription right to subscribe, prior to the Expiration Date, for additional shares of common stock of MVB Financial Corp. at an exercise price of $11.50 per share to the extent that any shares are not purchased by other Eligible Holders under their basic subscription right as of the Expiration Date (the "Over-subscription Right"). The terms and conditions of the rights offering are set forth in MVB Financial Corp.'s prospectus supplement dated March 13, 2017 (as it may be amended or supplemented, the "Prospectus Supplement"), which is incorporated into this Rights Certificate by reference. This Subscription Rights Certificate shows the number of shares of common stock that you may elect to purchase under your basic subscription right.

THE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE

The Subscription Rights are non-transferable. The Subscription Rights will not be listed on any securities exchange or quoted on any automated quotation system. MVB Financial Corp. cannot assure you that the shares of common stock of MVB Financial Corp. issued in respect of exercised Subscription Rights will ever be listed on the New York Stock Exchange, the Nasdaq Global Select Market or any other securities exchange or quotation system.

EXERCISE PRICE

The exercise price for the Subscription Rights and the Over-subscription Right is $11.50 per share. A fractional Subscription Right will not be exercisable unless it is aggregated with other fractional Subscription Rights so that when exercised, in the aggregate, such fractional Subscription Rights result in the purchase of a whole share of common stock of MVB Financial Corp. In other words, fractional Subscription Rights cannot be exercised for fractional shares of common stock of MVB Financial Corp.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MUST PROPERLY COMPLETE AND SIGN THIS RIGHTS CERTIFICATE BELOW AND ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TO COMPUTERSHARE TRUST COMPANY, N.A., TOGETHER WITH PAYMENT IN FULL FOR AN AMOUNT EQUAL TO THE APPLICABLE EXERCISE PRICE MULTIPLIED BY THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT YOU ARE REQUESTING TO PURCHASE TO THE SUBSCRIPTION AGENT, COMPUTERSHARE TRUST COMPANY, N.A., BEFORE 5:00 P.M., EASTERN TIME, ON MARCH 31, 2017.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #	Shares Available
123456789	XXXX	Subscription Rights	XXX.XXXXXX	12345678	XXXX

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

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Full payment of the exercise price for each share of common stock you wish to purchase must be made in U.S. dollars by (1) personal check drawn upon a U.S. bank payable to the Subscription Agent, (2) cashier's check drawn upon a U.S. bank payable to the Subscription Agent, or (3) wire transfer of funds, in each case in accordance with the instructions set forth in the Prospectus Supplement. Notwithstanding the foregoing, Eligible Holders who hold shares as a depository or nominee must make all payments by wire transfer of immediately available funds to the account maintained by the Subscription Agent.

Payments of the subscription price for the common stock will be held in an account until five business days following the Expiration Date, unless MVB Financial Corp. withdraws or terminates the rights offering. No interest will be paid to you on the funds you deposit with the Subscription Agent. You will not receive any interest on the payments held by the Subscription Agent before your shares have been issued to you or your payment is returned to you, without interest, because your exercise has not been satisfied for any reason.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

SECTION 1: **OFFERING INSTRUCTIONS** (check the appropriate boxes)

IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

☐ I apply for ALL of my entitlement of new shares pursuant to the basic subscription ________ (no. of subscription rights) x 0.04349 = ________ (no. of new shares) x $11.50 = (per share) $ ________

EXAMPLE: If you own 1,000 shares of common stock, your basic subscription right permits the purchase of 43 shares.
[1,000 subscription rights x 0.04349= 43.49 with fractional shares rounded down to the nearest whole number].

☐ In addition, I apply for additional shares pursuant to the Oversubscription Right* ________ (no. of additional shares) x $11.50 = (per share) $ ________

IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

☐ I apply for ________ (no. of new shares) x $11.50 = (per share) $ ________

Amount of check enclosed $ ________

IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE:
Please disregard this mailing.

SECTION 2: **SUBSCRIPTION AUTHORIZATION:**

I acknowledge that I have received the Prospectus Supplement for this rights offering and I hereby subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus Supplement relating to the basic subscription and the Over-subscription Right in the rights offering.

Signature of Subscriber(s)

____
(and address if different than that listed on this Subscription Certificate)

____

____

Telephone number (including area code) ________________

* You can only participate in the Over-subscription Right if you have subscribed for your full entitlement of new shares pursuant to the basic subscription.

Please complete all applicable information and return to: **COMPUTERSHARE TRUST COMPANY, N.A.**

By First Class Mail: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, P.O. Box 43011, Providence, RI 02940-3011

By Express Mail or Overnight Delivery: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, 250 Royall Street, Suite V, Canton, MA 02021

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Subscription Certificate and the rights offering may be directed to Georgeson LLC, the Information Agent, toll free at (866) 821-0284.